Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES SECOND QUARTER 2018 RESULTS

DALLAS – July 25, 2018 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended June 30, 2018.

Second Quarter 2018 Summary

•	Generated earnings of $13.0 million or $0.09 per diluted common share
•	Paid common dividend of $0.14 per common share
•	Book value per common share declined 2.5% or $0.25, ending the quarter at $9.85 per common share, which together with the common dividend generated an economic return of -1.09% (-0.98% year-to-date)
•	Net interest margins declined $7.3 million to $15.4 million as higher mortgage prepayment rates, higher borrowing rates and lower portfolio balances outstripped higher cash yields
•	Agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio and leverage ended the quarter at $13.02 billion and 9.42 times long-term investment capital, respectively

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Second Quarter Earnings and Related Discussion

Capstead reported net income of $13.0 million or $0.09 per diluted common share for the quarter ended June 30, 2018.  This compares to net income of $19.4 million or $0.16 per diluted common share for the quarter ended March 31, 2018.  The Company paid a second quarter 2018 dividend of $0.14 per common share on July 20, 2018.

Cash yields (yields on the portfolio before investment premium amortization) increased eight basis points to average 2.93% during the second quarter, benefiting from mortgage loans underlying the portfolio resetting to higher rates based on higher prevailing six- and 12-month interest rate indices and higher coupon interest rates on recent acquisitions.  As of June 30, 2018, 53% of the Company’s ARM securities portfolio will reset in rate on average in approximately six months, allowing the Company’s cash yields to continue benefiting from higher prevailing interest rates in future quarters.  Yield adjustments for investment premium amortization increased 16 basis points to average a negative 0.93% for the second quarter as mortgage prepayment activity increased.  Portfolio yields averaged 2.00% during the second quarter of 2018, a decrease of eight basis points from the 2.08% reported for the first quarter.

Mortgage prepayment rates averaged an annualized constant prepayment rate, or CPR, of 23.82%, an increase of 4.18% CPR from an average of 19.64% CPR the previous quarter. This increase is driven largely by seasonal factors, including the summer home buying season and available processing days as well as refinance opportunities for eligible homeowners with currently resetting mortgages.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and six months ended June 30, 2018 (dollars in thousands):

	Quarter Ended June 30, 2018	Six Months Ended June 30, 2018
Residential mortgage investments, beginning of period	$13,052,071	$13,454,098
Portfolio acquisitions (principal amount)	933,920	1,383,396
Investment premiums on acquisitions*	20,279	32,183
Portfolio runoff (principal amount)	(942,332)	(1,736,066)
Investment premium amortization*	(30,319)	(55,939)
Decrease in net unrealized gains on securities classified as available-for-sale	(16,512)	(60,565)
Residential mortgage investments, end of period	$13,017,107	$13,017,107
Decrease in residential mortgage investments during the indicated periods	$(34,964)	$(436,991)

*

Residential mortgage investments typically are acquired at a premium to the securities’ unpaid principal balances.  Investment premiums are recognized in earnings as portfolio yield adjustments using the interest method over the estimated lives of the related investments.  As such, the level of mortgage prepayments impacts how quickly investment premiums are amortized.

Rates on Capstead’s $11.94 billion in secured borrowings, after adjusting for hedging activities, averaged 15 basis points higher at 1.62% during the second quarter of 2018, compared to 1.47% for the prior quarter.  Average unhedged secured borrowing rates increased 33 basis points during the second quarter to 1.97%. This increase is largely attributable to the funding market’s response to 25 basis point increases in the Federal Funds Rate in March 2018 and, to a lesser extent, June 2018. Related hedged borrowing rates increased one basis point to 1.36% even as $600 million of lower fixed-rate swaps matured while $700 million in new swaps were added at higher prevailing rates. This small impact on hedged borrowing rates in part reflects greater reliance on three-month LIBOR-linked variable rate receipts.  The Company typically uses two- and three-year term interest rate swap agreements with variable rate receipts based primarily on three-month LIBOR to help mitigate exposure to rising short-term interest rates.  At quarter-end the Company held $6.95 billion notional amount of portfolio financing-related swap agreements with contract expirations occurring at various dates through the second quarter of 2021, and a weighted average expiration of 14 months.

Capstead operates a highly efficient investment platform, particularly compared to other mortgage REITs, and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. Operating costs expressed as an annualized percentage of long-term investment capital averaged 0.77% for the second quarter of 2018 and 0.89% year-to-date.  As an annualized percentage of total assets, operating costs averaged 0.07% and 0.09% during these periods.

Long-Term Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings, decreased by $23.3 million during the second quarter of 2018 to $1.27 billion primarily as a result of declines in portfolio valuations as well as decreases in swap gains and dividend distributions in excess of earnings.  Portfolio leverage (secured borrowings divided by long-term investment capital) increased to 9.42 to one at June 30, 2018 from 9.26 to one at March 31, 2018.

The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by shares of common stock outstanding) as well as changes in book value expressed as percentages of beginning book value for the quarter and six months ended June 30, 2018:

	Quarter Ended June 30, 2018		Six Months Ended June 30, 2018
Book value per common share, beginning of period	$10.10		$10.25
Change in net unrealized gains and losses on mortgage securities classified as available-for-sale	(0.18)		(0.66)
Change in net unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Secured borrowings	(0.04)		0.18
Unsecured borrowings	0.02		0.08
	(0.20)	(2.0)%	(0.40)	(3.9)%
Capital transactions:
Accretion from common stock repurchases	–		0.06
Dividend distributions in excess of earnings	(0.05)		(0.05)
Stock compensation-related activity	–		(0.01)
	(0.05)	(0.5)%	–	–%
Book value per common share, end of period	$9.85		$9.85
Decrease in book value per common share during the indicated periods	$(0.25)	(2.5)%	$(0.40)	(3.9)%

Nearly all of Capstead’s residential mortgage investments and all interest rate swap agreements are reflected at fair value on the Company’s balance sheet and related unrealized gains and losses are included in the calculation of book value per common share.  The Company’s borrowings, however, are not reflected at fair value on the balance sheet.  Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors.  The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels, generally within five years.  Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM or fixed-rate loans.  Duration is a common measure of market price sensitivity to interest rate movements.  A shorter duration generally indicates less interest rate risk.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “We anticipated that earnings for the second and third quarters would be affected by increased mortgage prepayment activity associated with seasonal factors and higher borrowing costs resulting from recent Federal Reserve actions to increase short-term interest rates.  Unfortunately, increases in longer term rates have not kept pace with increasing short-term rates resulting in a flatter yield curve. This is further hampering our operating results, as eligible homeowners with currently resetting mortgages take advantage of opportunities to refinance.  Further, with the Federal Reserve likely to raise rates in 25 basis point increments one or two more times this year, earnings pressure from higher borrowing costs is likely to continue, even as prepayments recede in the fall with the end of the summer home buying season.

“Despite these headwinds, we posted only a modestly negative year-to-date economic return (change in book value plus dividends) of -0.98%.  We expect this performance will compare favorably to the results of peers investing primarily in longer duration mortgage securities.

“We recorded $4.7 million more in investment premium amortization this quarter compared to the first quarter resulting in approximately five cents in lower earnings.  Cash yields increased eight basis points, partially offsetting 15 basis points in higher borrowing rates, which together resulted in lower earnings of approximately three cents.  Operating costs were lower primarily due to lower compensation-related accruals, benefiting results by nearly one cent.

“Average portfolio balances were lower this quarter primarily reflecting the effects of funding first quarter stock repurchases with a portion of our capital made available from portfolio runoff as well as lower portfolio values.  We were not active buying back our stock this quarter, other than some trades initiated last quarter that settled in early April.  Future buyback activity will depend on market conditions.

“Cash yields are expected to continue improving with over half of our portfolio of agency-guaranteed ARM securities scheduled to reset in rate within 18 months primarily based on six- and 12-month indices that have increased considerably since the beginning of the year.  This key feature of our short duration ARM strategy affords us the opportunity over time to recover financing spreads diminished by rising borrowing rates.  For more information regarding coupon resets see the last page of this release.

“Our near-term results will continue to be driven by mortgage prepayment levels, coupon resets and the pace of future increases in short-term rates.  We remain committed to our strategy of operating a cost-effective, internally managed REIT investing in a leveraged portfolio of short duration agency-guaranteed residential ARM securities with the goal of generating attractive risk-adjusted returns over the long-term.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, July 26, 2018 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available through October 26, 2018.  An audio replay can be accessed one hour after the end of the conference call, also through October 26, 2018, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10122272.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.  Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax reform, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and credit markets, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Residential mortgage investments ($12.58 and $12.98 billion pledged at June 30, 2018 and December 31, 2017, respectively)	$13,017,107	$13,454,098
Cash collateral receivable from interest rate swap counterparties	33,630	42,506
Cash and cash equivalents	57,403	103,907
Receivables and other assets	148,215	132,938
	$13,256,355	$13,733,449
Liabilities
Secured borrowings	$11,936,869	$12,331,060
Interest rate swap agreements at fair value	16,161	23,772
Unsecured borrowings	98,241	98,191
Common stock dividend payable	13,232	18,487
Accounts payable and accrued expenses	22,996	23,063
	12,087,499	12,494,573
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at June 30, 2018 and December 31, 2017	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 92,446 and 95,698 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	924	957
Paid-in capital	1,237,812	1,271,425
Accumulated deficit	(346,570)	(346,570)
Accumulated other comprehensive income	25,744	62,118
	1,168,856	1,238,876
	$13,256,355	$13,733,449

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,267,097	$1,337,067
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	9.42:1	9.22:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$9.85	$10.25

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Interest income:
Residential mortgage investments	$65,202	$56,103	$134,340	$110,944
Other	305	238	713	391
	65,507	56,341	135,053	111,335
Interest expense:
Secured borrowings	(48,241)	(33,850)	(93,262)	(62,090)
Unsecured borrowings	(1,900)	(1,900)	(3,791)	(3,791)
	(50,141)	(35,750)	(97,053)	(65,881)
	15,366	20,591	38,000	45,454
Other revenue (expense):
Compensation-related expense	(1,560)	(1,833)	(3,608)	(2,948)
Other general and administrative expense	(899)	(1,276)	(2,136)	(2,338)
Miscellaneous other revenue	81	67	152	82
	(2,378)	(3,042)	(5,592)	(5,204)
Net income	$12,988	$17,549	$32,408	$40,250
Net income available to common stockholders:
Net income	$12,988	$17,549	$32,408	$40,250
Less preferred stock dividends	(4,842)	(4,018)	(9,684)	(7,882)
	$8,146	$13,531	$22,724	$32,368

Net income per common share:
Basic and diluted	$0.09	$0.14	$0.24	$0.34

Weighted average common shares outstanding:
Basic	92,001	95,756	92,709	95,755
Diluted	92,121	95,916	92,810	95,895

Cash dividends declared per share:
Common	$0.14	$0.21	$0.30	$0.42
Series E preferred	0.47	0.47	0.94	0.94

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS

(unaudited, in thousands, except per share amounts, percentages annualized)

	2018		2017
	Q2	Q1	Q4	Q3	Q2	Q1
Quarterly Statements of Income:
Interest income:
Residential mortgage investments	$65,202	$69,138	$64,418	$57,073	$56,103	$54,841
Other	305	408	207	366	238	153
	65,507	69,546	64,625	57,439	56,341	54,994
Interest expense:
Secured borrowings	(48,241)	(45,021)	(40,012)	(36,655)	(33,850)	(28,240)
Unsecured borrowings	(1,900)	(1,891)	(1,909)	(1,910)	(1,900)	(1,891)
	(50,141)	(46,912)	(41,921)	(38,565)	(35,750)	(30,131)
	15,366	22,634	22,704	18,874	20,591	24,863
Other revenue (expense):
Compensation-related expense	(1,560)	(2,048)	(894)	(1,073)	(1,833)	(1,115)
Other general and administrative expense	(899)	(1,237)	(1,254)	(1,097)	(1,276)	(1,062)
Miscellaneous other revenue	81	71	2,031	48	67	15
	(2,378)	(3,214)	(117)	(2,122)	(3,042)	(2,162)
Net income	$12,988	$19,420	$22,587	$16,752	$17,549	$22,701
Net income per diluted common share	$0.09	$0.16	$0.19	$0.13	$0.14	$0.20
Average diluted common shares outstanding	92,121	93,506	95,658	95,923	95,916	95,875

Select Operating Statistics:
Average portfolio outstanding (cost basis)	$13,025,353	$13,303,044	$13,502,798	$13,513,833	$13,501,791	$13,102,455
Average long-term investment capital (“LTIC”)	1,280,231	1,314,537	1,362,700	1,353,859	1,358,646	1,361,102
Investment premium amortization	30,319	25,620	29,773	34,950	33,661	30,385
Constant prepayment rate (“CPR”)	23.82%	19.64%	22.50%	25.77%	24.69%	22.93%
Total financing spreads	0.33	0.55	0.56	0.46	0.52	0.68
Financing spreads on residential mortgage investments, a non-GAAP financial measure	0.38	0.61	0.62	0.52	0.58	0.74
Operating costs as a percentage of LTIC	0.77	1.01	0.62	0.64	0.92	0.74
Return on common equity capital	3.51	6.12	6.95	4.61	5.13	7.18

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY FINANCING SPREADS AND CPR

(annualized, unaudited)

	2018		2017				2016
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
Total financing spreads: (a)
Yields on all interest-earning assets	2.00%	2.07%	1.90%	1.68%	1.65%	1.67%	1.49%	1.45%
Borrowing rates on all interest-paying liabilities	1.67	1.52	1.34	1.22	1.13	0.99	0.94	0.89
Total financing spreads	0.33	0.55	0.56	0.46	0.52	0.68	0.55	0.56
Financing spreads on residential mortgage investments, a non-GAAP financial measure:
Cash yields on residential mortgage investments (b)	2.93	2.85	2.79	2.72	2.66	2.60	2.55	2.52
Investment premium amortization (b)	(0.93)	(0.77)	(0.88)	(1.03)	(1.00)	(0.93)	(1.05)	(1.06)
Yields on residential mortgage investments	2.00	2.08	1.91	1.69	1.66	1.67	1.50	1.46
Unhedged secured borrowing rates (c)	1.97	1.64	1.39	1.33	1.09	0.89	0.79	0.69
Hedged secured borrowing rates (c)	1.36	1.35	1.23	1.10	1.08	0.96	0.95	0.93
Secured borrowing rates	1.62	1.47	1.29	1.17	1.08	0.93	0.89	0.84
Financing spreads on residential mortgage investments	0.38	0.61	0.62	0.52	0.58	0.74	0.61	0.62
CPR	23.82	19.64	22.50	25.77	24.69	22.93	25.59	25.80

(a)

All interest-earning assets include residential mortgage investments, overnight investments and cash collateral receivable from interest rate swap counterparties.  All interest-paying liabilities include unsecured borrowings and cash collateral payable to interest rate swap counterparties.

(b)

Cash yields are based on the cash component of interest income.  Investment premium amortization is determined using the interest method which incorporates actual and anticipated future mortgage prepayments.  Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(c)

Unhedged borrowing rates represent average rates on secured borrowings, before consideration of related interest rate swap agreements.  Hedged borrowing rates represent average fixed-rate payments made on interest rate swap agreements held for portfolio hedging purposes adjusted for differences between LIBOR-based variable-rate receipts on these swaps and unhedged borrowing rates, as well as the effects of any hedge ineffectiveness.  Average fixed-rate swap payments were 1.53% and 1.34% for the second and first quarters of 2018, while variable-rate receipt adjustments and clearing fees averaged (0.17)% and 0.01% for the same periods.  During 2017, fixed-rate swap payments averaged 1.04% while variable-rate receipt adjustments averaged 0.05%.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differ from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities.  Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio.  The following reconciles these two measures:

	2018		2017				2016
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
Total financing spreads	0.33%	0.55%	0.56%	0.46%	0.52%	0.68%	0.55%	0.56%
Impact of yields on other interest-earning assets*	-	0.01	0.01	0.01	0.01	-	0.01	0.01
Impact of borrowing rates on other interest-paying liabilities*	0.05%	0.05	0.05	0.05	0.05	0.06	0.05	0.05
Financing spreads on residential mortgage investments, a non-GAAP financial measure	0.38%	0.61	0.62	0.52	0.58	0.74	0.61	0.62
*

Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(dollars in thousands, unaudited)

	June 30, 2018					December 31, 2017
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$5,328,124	$179,101	$5,507,225	$5,577,451	$70,226	$83,877
Longer-to-reset ARMs	4,434,652	115,909	4,550,561	4,476,223	(74,338)	(35,159)
Ginnie Mae securities:
Current-reset ARMs	1,357,806	44,593	1,402,399	1,409,066	6,667	3,202
Longer-to-reset ARMs	1,534,739	34,489	1,569,228	1,551,352	(17,876)	(6,676)
	$12,655,321	$374,092	$13,029,413	$13,014,092	$(15,321)	$45,244
Interest rate swap agreements: (b)
Secured borrowings-related			$6,950,000	$57,225	$57,225	$40,646
Unsecured borrowings-related			100,000	(16,161)	(16,161)	(23,772)
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity.  Gains or losses are generally recognized in earnings only if sold.  Residential mortgage securities classified as held-to-maturity with a cost basis of $1.3 million and unsecuritized investments in residential mortgage loans with a cost basis of $1.7 million are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

To help mitigate exposure to higher interest rates, Capstead uses one- and three-month LIBOR-indexed, pay-fixed, receive-variable interest rate swap agreements supplemented with longer-maturity secured borrowings when available at attractive rates and terms.  The Company has also entered into $100 million notional amount of swap agreements with terms coinciding with the 20-year variable-rate terms of the Company’s unsecured borrowings.  Swap positions are designated as cash flow hedges for accounting purposes and carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity.  Above amounts exclude variation margin and accrued interest.

The following reflects Capstead’s portfolio financing-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related swap fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Third quarter 2018	400,000	0.88
Fourth quarter 2018	800,000	1.15
First quarter 2019	950,000	1.58
Second quarter 2019	1,650,000	1.33
Third quarter 2019	550,000	1.40
Fourth quarter 2019	700,000	1.72
First quarter 2020	600,000	2.07
Second quarter 2020	600,000	2.68
Third quarter 2020	200,000	1.64
Fourth quarter 2020	200,000	2.04
First quarter 2021	100,000	2.67
Second quarter 2021	200,000	2.87
	$6,950,000

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related secured borrowings had durations as of June 30, 2018 of approximately 12 and 8 months, respectively, for a net duration gap of approximately 4 months.  Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of June 30, 2018)

(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$3,872,392	3.44%	4.28%	1.68%	2.86%	9.24%	6.1
Freddie Mac Agency Securities	1,634,833	3.42	4.48	1.79	2.34	9.08	7.4
Ginnie Mae Agency Securities	1,402,399	2.93	3.85	1.51	1.06	8.35	6.1
Residential mortgage loans	1,108	4.04	4.49	2.11	1.72	11.17	5.1
(53% of total)	6,910,732	3.33	4.24	1.67	2.37	9.02	6.4
Longer-to-reset ARMs:
Fannie Mae Agency Securities	3,029,563	2.84	4.35	1.59	3.10	7.84	41.4
Freddie Mac Agency Securities	1,520,998	2.76	4.40	1.64	2.74	7.83	38.7
Ginnie Mae Agency Securities	1,569,228	3.10	3.83	1.50	1.01	8.11	48.5
(47% of total)	6,119,789	2.88	4.23	1.58	2.16	7.92	42.6
	$13,030,521	3.12	4.24	1.63	2.29	8.58	23.5
Gross WAC (rate paid by borrowers)(d)		3.71

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At June 30, 2018, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 102.96.  This table excludes $2 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 73% of current-reset ARMs were subject to periodic caps averaging 1.76%; 20% were subject to initial caps averaging 3.10%; and 7% were subject to lifetime caps averaging 6.87%.  All longer-to-reset ARM securities at June 30, 2018 were subject to initial caps.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at June 30, 2018 approximately 90%, 5% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 2% reset every five years.  Approximately 80% of the Company’s current-reset ARM securities have reached an initial coupon reset date, while none of its longer-to-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.